Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________

AT&T CORP.

A New York Corporation

I.R.S. Employer No. 13-4924710

One AT&T Way, Bedminster, New Jersey 07921

Telephone — (908) 221-2000

AT&T 2004 LONG TERM INCENTIVE PROGRAM

_________________

ROBERT S. FEIT, ESQ.

VICE PRESIDENT — LAW AND SECRETARY

AT&T CORP.

ONE AT&T WAY

BEDMINSTER, NJ 07921

_________________

CALCULATION OF REGISTRATION FEE

	+		+	Proposed	+	Proposed	+
	+		+	maximum	+	maximum	+
Title of	+	Amount	+	offering	+	aggregate	+	Amount of
securities to	+	to be	+	price	+	offering	+	registration
be registered	+	registered	+	per share*	+	price*	+	fee

	+		+		+		+
	+		+		+		+
AT&T Common	+		+		+		+
Stock, par	+	36,000,000	+	$16.52	+	$594,720,000	+	$75,351.02
value $1.00	+	shares	+		+		+
per share	+		+		+		+

*Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low sale prices of AT&T Common Stock, par value $1.00 per share, on the New York Stock Exchange on May 25, 2004.

        Pursuant to Rule 416(a) of the Securities Act, this registration statement shall be deemed to cover an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the plan (the “Plan”) listed above.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents previously filed by AT&T with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(1)	AT&T’s Annual Report on Form 10-K for the year ended December 31, 2003;

(2)	The description of AT&T Common Stock contained in AT&T’s registration statements filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description;

(3)	AT&T’s Quarterly Report on Form 10-Q for the period ending March 31, 2004; and

(4)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 2003.

        All documents, filed subsequent to the date hereof by AT&T with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); PROVIDED, HOWEVER, that the documents enumerated above or subsequently filed by AT&T pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of AT&T’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

        Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4. DESCRIPTION OF SECURITIES.

      Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        As of May 26, 2004, Robert S. Feit, Vice President — Law and Corporate Secretary of AT&T, owned 13,402 shares of AT&T common stock (including restricted shares) and had options to purchase additional shares of AT&T common stock. Mr. Feit is eligible to receive awards of incentive compensation under the Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney’s fees, incurred by him/her in connection with the defense of a civil or criminal proceeding to which he/she has been made, or threatened to be made, a party by reason of the fact that he/she was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose he/she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-725 of the New York Business Corporation Law (“BCL”).

        The AT&T By-laws provide that AT&T is authorized, by (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with AT&T or at the request of AT&T in any capacity with any other enterprise.

        AT&T has entered into contracts with its officers and directors, pursuant to the provisions of BCL Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the BCL, against expenses, fees, judgments, fines and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of AT&T or, at the request of AT&T, an officer, director or other partner, agent, employee or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his/her acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

        The directors and officers of AT&T are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not Applicable.

ITEM 8. EXHIBITS

EXHIBIT NUMBER/DESCRIPTION

4.1          AT&T 2004 Long Term Incentive Plan.

5             Opinion of Robert S. Feit, Vice President - Law and Secretary of the registrant as to the legality of the securities to be issued.

23.1        Consent of PricewaterhouseCoopers LLP.

23.2        Consent of KPMG LLP.

23.3        Consent of PricewaterhouseCoopers LLP.

23.4        Consent of KPMG LLP.

23.5        Consent of Robert S. Feit is contained in the opinion of counsel filed as Exhibit 5.

24           Power of Attorney executed by officers and directors who signed this registration statement.

ITEM 9. UNDERTAKINGS.

    (1)        The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii)        To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                 (iii)        To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d)of the Exchange Act that are incorporated by reference in this registration statement.

    (2)        The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bedminster, State of New Jersey, on the 26th day of May, 2004.

AT&T Corp. By: /s/ Robert S. Feit —————————————— Robert S. Feit Vice President - Law and Corporate Secretary

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	CAPACITY
PRINCIPAL EXECUTIVE OFFICER:
David W. Dorman*	Chairman and Chief Executive Officer
PRINCIPAL FINANCIAL OFFICER:
Thomas W. Horton*	Senior Executive Vice President and Chief Financial Officer
PRINCIPAL ACCOUNTING OFFICER:
Christopher R. Reidy*	Vice President and Controller

DIRECTORS

William F. Aldinger*

Kenneth T. Derr*

David W. Dorman*

M. Kathryn Eickhoff*

Herbert L. Henkel*

Frank C. Herringer*

Shirley Ann Jackson*

Jon C. Madonna*

Donald F. McHenry*

Tony L. White*

By: /s/ Robert S. Feit —————————————— Robert S. Feit (Attorney-In-Fact)

May 26, 2004

EXHIBIT INDEX

EXHIBIT NUMBER/DESCRIPTION

4.1          AT&T 2004 Long Term Incentive Plan.

5             Opinion of Robert S. Feit, Vice President - Law and Secretary of the registrant as to the legality of the securities to be issued.

23.1        Consent of PricewaterhouseCoopers LLP.

23.2        Consent of KPMG LLP.

23.3        Consent of PricewaterhouseCoopers LLP.

23.4        Consent of KPMG LLP.

23.5        Consent of Robert S. Feit is contained in the opinion of counsel filed as Exhibit 5.

24           Power of Attorney executed by officers and directors who signed this registration statement.